PriceWaterHouse Coopers

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Report of Independent Auditors

To the Board of Directors and Stockholders of GMAC Mortgage Corporation

We have examined management's assertion about
GMAC Mortgage Corporation and its subsidiaries'
(the "company")compliance with the minimum servicing standardsidentified in the Mortgage
Bankers Association of America's Uniform Single
Attestation Program for Mortgage Bankers
("USAP") as of and for the year ended December
31, 2003 included in the accompanying
management assertion (see Exhibit I). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on managements assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountant, and accordingly, included
Examining on a test basis, evidence about the Company's
Compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2003 is fairly stated, in all material respects.

/s/Price Waterhouse Coopers LLP

March 24, 2004


GMAC Mortgage Corp
Exhibit I


Management's Assertion Concerning Compliance with USAP Minimum Servicing Standards

March 19, 2004

As of and for the year ended December 31, 2003, GMAC Mortgage Corp and its subsidiaries
(the "Company"), has complied in all material respects with the minimum servicing standards
(the "Standards")set forth in the Mortgage
Bankers Association of America's Uniform
Single Attestation Program for Mortgage
Bankers ("USAP").

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $125,000,000 and $100,000,000 respectively.

/s/David Applegate
David Applegate
Chief Executive Officer
GMAC Residential Holding Corp.

/s/Ralph Hall
Ralph Hall
Chief Operating Officer
GMAC Residential Holding Corp.